SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 1)


                         MORTON INDUSTRIAL GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                      CLASS A COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   619328 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               DECEMBER 31, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

CUSIP No. 619328 10 7                 13G                      Page 2 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     BANK OF MONTREAL
     (I.R.S. NO. 13-4941092)

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     CANADA

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY 239,794.50 (ALL OF WHICH ARE ISSUABLE UPON EXERCISE OF A CURRENTLY EXERCISABLE WARRANT)
    EACH       _________________________________________________________________
               7.   SOLE DISPOSITIVE POWER
  REPORTING
                    0
   PERSON      _________________________________________________________________
               8.   SHARED DISPOSITIVE POWER
    WITH
                    239,794.50 (ALL OF WHICH ARE ISSUABLE UPON EXERCISE OF A CURRENTLY EXERCISABLE WARRANT)
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     239,794.50

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.7%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     BK

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 619328 10 7                 13G                      Page 3 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     HARRIS FINANCIAL CORP.
     (I.R.S. NO. 51-0275712)

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY 239,794.50 (ALL OF WHICH ARE ISSUABLE UPON EXERCISE OF A CURRENTLY EXERCISABLE WARRANT)
    EACH       _________________________________________________________________
               7.   SOLE DISPOSITIVE POWER
  REPORTING
                    0
   PERSON      _________________________________________________________________
               8.   SHARED DISPOSITIVE POWER
    WITH
                    239,794.50 (ALL OF WHICH ARE ISSUABLE UPON EXERCISE OF A CURRENTLY EXERCISABLE WARRANT)
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     239,794.50

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.7%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 619328 10 7                 13G                      Page 4 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     BMO NESBITT BURNS EQUITY GROUP (U.S.), INC.
     (I.R.S. NO. 36-4133546)

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY 239,794.50 (ALL OF WHICH ARE ISSUABLE UPON EXERCISE OF A CURRENTLY EXERCISABLE WARRANT)
    EACH       _________________________________________________________________
               7.   SOLE DISPOSITIVE POWER
  REPORTING
                    0
   PERSON      _________________________________________________________________
               8.   SHARED DISPOSITIVE POWER
    WITH
                    239,794.50 (ALL OF WHICH ARE ISSUABLE UPON EXERCISE OF A CURRENTLY EXERCISABLE WARRANT)
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     239,794.50

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.7%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 619328 10 7                 13G                      Page 5 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     HARRIS NESBITT CAPITAL, INC. (F/K/A BMO NESBITT BURNS CAPITAL (U.S.), INC.) (I.R.S. NO. 36-4133545)

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY 239,794.50 (ALL OF WHICH ARE ISSUABLE UPON EXERCISE OF A CURRENTLY EXERCISABLE WARRANT)
    EACH       _________________________________________________________________
               7.   SOLE DISPOSITIVE POWER
  REPORTING
                    0
   PERSON      _________________________________________________________________
               8.   SHARED DISPOSITIVE POWER
    WITH
                    239,794.50 (ALL OF WHICH ARE ISSUABLE UPON EXERCISE OF A CURRENTLY EXERCISABLE WARRANT)
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     239,794.50

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.7%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 619328 10 7                 13G                      Page 6 of 8 Pages


Item 1(a).  Name of Issuer:

            Morton Industrial Group, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            1021 W. Birchwood, Morton, Illinois 61550

Item 2(a).  Name of Person Filing:

            (i)  Bank of Montreal         (iii) BMO Nesbitt Burns Equity Group
                 100 King Street West             (U.S.), Inc.
                 1 First Canadian Place         111 West Monroe Street
                 Toronto, Ontario               Chicago, Illinois 60603
                 Canada M5X 1A1

            (ii) Harris Financial Corp.    (iv) Harris Nesbitt Capital, Inc.
                 111 West Monroe Street           (f/k/a BMO Nesbitt Burns
                 Chicago, Illinois 60603          Capital (U.S.), Inc.)
                                                111 West Monroe Street
                                                Chicago, Illinois 60603

Item 2(c).  Citizenship:

            (i)   Bank of Montreal is a Canadian corporation.

            (ii)  Harris Financial Corp. is a Delaware corporation.

            (iii) BMO Nesbitt Burns Equity Group (U.S.), Inc. is a Delaware
                  corporation.

            (iv) Harris Nesbitt Capital, Inc. (f/k/a BMO Nesbitt Burns Capital (U.S.), Inc.) is a Delaware corporation.

Item 2(d).  Title of Class of Securities:

            Class A Common Stock, $.01 par value

Item 2(e).  CUSIP Number:

            619328 10 7

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

CUSIP No. 619328 10 7                 13G                      Page 7 of 8 Pages


     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

     (a)  Amount beneficially owned:

          239,794.50*

     (b)  Percent of class:

          4.7%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:  0

          (ii)  Shared power to vote or to direct the vote:  239,794.50*

          (iii) Sole power to dispose or to direct the disposition of:  0

          (iv)  Shared power to dispose or to direct the disposition of:
                239,794.50*

         * The amount beneficially owned by Harris Nesbitt Capital, Inc. (f/k/a BMO Nesbitt Burns Capital (U.S.), Inc.) consists of shares all of which are issuable upon exercise of a currently exercisable warrant. Harris Nesbitt Capital, Inc. (f/k/a BMO Nesbitt Burns Capital (U.S.), Inc.) is a wholly-owned subsidiary of BMO Nesbitt Burns Equity Group (U.S.), Inc., which is a wholly-owned subsidiary of Harris Financial Corp., which is a wholly-owned subsidiary of Bank of Montreal.


Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         See Exhibit 1 for the identity and classification of the subsidiary which directly beneficially owns the securities reported herein.

Item 8.  Identification  and  Classification  of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

CUSIP No. 619328 10 7                 13G                      Page 8 of 8 Pages


Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 31, 2005                  BANK OF MONTREAL


                                       /s/ Paul V. Reagan
                                       ----------------------------------------
                                       Name:  Paul V. Reagan
                                       Title: U.S. General Counsel and Senior
                                              Vice President


                                       HARRIS FINANCIAL CORP.


                                       /s/ Paul V. Reagan
                                       ----------------------------------------
                                       Name:  Paul V. Reagan
                                       Title: U.S. General Counsel and Executive
                                              Vice President


                                       BMO NESBITT BURNS EQUITY GROUP (U.S.),
                                       INC.


                                       /s/ Douglas P. Sutton
                                       ----------------------------------------
                                       Name:  Douglas P. Sutton
                                       Title: Managing Director


                                       HARRIS NESBITT CAPITAL, INC. (F/K/A BMO
                                       NESBITT BURNS CAPITAL (U.S.), INC.)


                                       /s/ Douglas P. Sutton
                                       ----------------------------------------
                                       Name:  Douglas P. Sutton
                                       Title: Managing Director